Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS THIRD QUARTER 2019 EARNINGS
Scottsdale, Arizona (October 28, 2019) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and nine months ended September 30, 2019.
HTA's Q3 2019 results consist of a net loss attributable to common stockholders of $(0.04) per diluted share, which included a ($0.10) per share charge related to the refinancing of the 2021 and 2022 Senior Notes, Normalized FFO of $0.42 per diluted share, and Same-Property Cash NOI growth of 2.5%. In the quarter, HTA completed $135.5 million in acquisitions, announced two new developments totaling $90.0 million, and refinanced $900.0 million in debt at 3.05% per annum blended interest rates. As a result of this performance, HTA is adjusting its EPS guidance to account for the debt extinguishment costs, while reiterating its normalized FFO guidance, increasing its midpoint for full year same store growth, and increasing the volume of acquisitions as outlined below.
"In the third quarter, HTA demonstrated its ability to drive both internal and external growth while strengthening its fortress balance sheet and positioning itself for the future," stated Chairman, CEO and President Scott D. Peters. "Our operating results demonstrate the power of our company. We have a best-in-class portfolio concentrated in key markets, and an operating platform that can create value for our tenants and shareholders through operations, development, and acquisitions."
Highlights
Third Quarter 2019:

•
Net (Loss) Attributable to Common Stockholders was $(8.5) million, or $(0.04) per diluted share, including a $21.6 million, or $(0.10) per diluted share, loss related to the extinguishment of debt. This compares to $173.0 million, or $0.82 per diluted share, including a $166.4 million, or $0.79 per diluted share, gain on sale of real estate in Q3 2018.

•
Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $65.0 million, or $0.31 per diluted share, for Q3 2019. Due to the adoption of Topic 842, initial direct costs are now reported in general and administrative expenses. For Q3 2018, HTA capitalized approximately $1.5 million of initial direct costs.

•	Normalized FFO was $87.1 million, or $0.42 per diluted share, for Q3 2019.

•	Normalized Funds Available for Distribution (“FAD”) was $70.9 million for Q3 2019.

•	Same-Property Cash Net Operating Income (“NOI”) increased $2.8 million, or 2.5%, to $113.2 million, compared to Q3 2018.

•
Leasing: HTA’s portfolio had a leased rate of 90.6% by gross leasable area (“GLA”) and an occupancy rate of 89.7% by GLA for Q3 2019. During Q3 2019, HTA executed approximately 0.7 million square feet of GLA of new and renewal leases. Re-leasing spreads increased to 2.7% and tenant retention for the Same-Property portfolio was 86% by GLA for Q3 2019.

Year-to-Date 2019:

•	Net Income Attributable to Common Stockholders was $21.2 million, or $0.10 per diluted share, a decrease of $(0.84) per diluted share, compared to 2018.

•	FFO, as defined by NAREIT, was $232.5 million, or $1.11 per diluted share, for 2019. For 2018, HTA capitalized approximately $3.7 million of initial direct costs.

•	Normalized FFO was $255.4 million, or $1.22 per diluted share, for 2019.

•	Normalized FAD was $217.2 million for 2019.

•	Same-Property Cash NOI increased $9.0 million, or 2.7%, to $336.1 million, compared to 2018.

•
Leasing: During the nine months ended September 30, 2019, HTA executed approximately 2.6 million square feet of GLA of new and renewal leases, or over 11.0% of the total GLA of its portfolio. Re-leasing spreads increased to 3.6% and tenant retention for the Same-Property portfolio was 85% by GLA year-to-date.

Balance Sheet and Capital Markets

•
Balance Sheet: HTA ended Q3 2019 with total liquidity of $1.0 billion, inclusive of $12.7 million of cash and cash equivalents. HTA also had total leverage of (i) 30.0%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 5.7x, measured as debt less cash and cash equivalents to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”).

•
Equity: In September 2019, HTA settled its forward equity sale under its at-the-market (“ATM”) offering program in June 2019. As part of this sale, HTA issued approximately 1.8 million shares of common stock and received net proceeds of approximately $51.8 million, adjusted for costs to borrow.

•
Debt: In September 2019, Healthcare Trust of America Holdings, LP (“HTALP”) and HTA issued $900.0 million in senior, unsecured notes with a weighted average interest rate of 3.04% per annum and a weighted maturity of 9.5 years. The issuance included $650.0 million in new 3.10% Senior Notes due 2030, and an additional issuance of $250.0 million in HTA's existing 3.50% Senior Notes due 2026 at a yield to maturity of 2.89%. Net proceeds from the issuance were used to redeem the $300.0 million in 3.375% Senior Notes due 2021 and the $400.0 million in 2.95% Senior Notes due 2022, and to pay down the unsecured revolving credit facility. As part of these repayments, HTA incurred debt extinguishment costs of approximately $21.6 million.

Noteworthy 2019 Activities

•
Investments: In the quarter, HTA closed on approximately $128.5 million of investments totaling approximately 296,000 square feet of GLA, with expected year-one contractual yields of approximately 5.6%, before operating synergies. These investments are approximately 95% occupied and are primarily located in HTA’s existing key markets. HTA also closed on a parcel of land adjacent to its Pavilion III MOB development for $7.0 million. The Q3 2019 acquisitions are highlighted by the following:

◦
Third Street Medical Center: A Class A on-campus medical office building (“MOB”) located adjacent to the St. Vincent’s Medical Center in the heart of downtown Los Angeles, CA. We acquired the 147,000 square foot MOB in August for $85.0 million. It is approximately 90% leased and will be operated by HTA’s internal asset management platform. The building includes well-respected tenants including UCLA Health, Children's Hospital Los Angeles, and internationally renowned House Ear Institute.

•
For the year, HTA has now closed on $221 million of investments and a land purchase of $7.0 million totaling approximately 559,000 square feet of GLA, with expected year-one contractual yields of approximately 5.8%, before operating synergies. These properties were approximately 91% occupied as of closing, and are located within HTA's key markets. Over 70% of these properties are located on or adjacent to hospital campuses, and, all were acquired on a fee-simple basis.

•	In addition, as of October 28, 2019, HTA has an additional $199 million of investments that have closed or are under exclusive contract, which are subject to customary closing conditions.

•
Developments: In September 2019, HTA reached agreements to develop two new on-campus MOBs with anticipated costs of approximately $85 - $90 million totaling approximately 190,000 square feet of GLA. The new development projects are expected to be more than 73% pre-leased with anticipated yields over 6.5%. These projects include the following:

◦
Pavilion III MOB (Dallas, TX). A Class A MOB located on the new Medical City Heart Hospital and Spine Hospital campus (formerly Forest Park) totaling approximately 107,000 square feet of GLA. Construction is expected to begin in Q4 2019 and is expected to be completed by Q1 2021 at an anticipated cost of approximately $55 - $60 million, including structured parking. This fee-simple development will support the recent expansion of this health system campus that will provide leading cardiac and orthopedic services to Dallas.

◦
Memorial Hospital MOB (Bakersfield, CA). A Class A MOB with 84,000 square feet of GLA located on CommonSpirit’s (formerly Dignity) Memorial Hospital in Bakersfield, CA. This development project is expected to cost approximately $30 million, with construction expected to begin in Q4 2019 with completion expected by Q1 2021. This development will expand HTA’s relationship with CommonSpirit to a 10th hospital campus.

•
Redevelopments: HTA announced plans to re-develop two of its MOBs on its St. Joseph Health - Mission Viejo campus in Mission Viejo, CA. These fee-simple MOBs total approximately 105,000 square feet of GLA and were originally built in the early 1970’s. HTA will invest up to $12.5 million over the next 12 - 18 months to modernize the buildings, with expected returns of between 8 - 12% on incremental capital.

•
Dividends: On October 28, 2019, HTA’s Board of Directors announced a quarterly cash dividend of $0.315 per share of common stock and per OP Unit. The quarterly dividend is to be paid on January 9, 2020 to stockholders of record of its common stock and holders of its OP Units on January 2, 2020.

Impact of Topic 842 Leases

•
The Financial Accounting Standards Board issued Topic 842, which was effective for HTA as of January 1, 2019. Topic 842 modifies the treatment of initial direct costs, which historically under Topic 840 were capitalized in accordance with certain criteria provided for in the applicable guidance. Topic 842 also eliminates the accounting recognition of expenses paid directly by tenants and moves certain bad debt costs from expense to revenue. During the three and nine months ended Q3 2018, HTA capitalized $1.5 million and $3.7 million, respectively, of initial direct costs that would now be expensed under Topic 842. In addition, for the three and nine months ended Q3 2018, HTA recognized $3.5 million and $10.5 million, respectively, of tenant paid property taxes in both revenues and expenses and a nominal amount of bad debt costs recognized as expenses.

2019 Guidance
For 2019, HTA updated its earnings, same-property cash NOI growth, and FFO per share, as defined by NAREIT, guidance as outlined below:

	Annual Expectations
	Low	to	High
Net income attributable to common stockholders per share	$0.17		$0.20

Same-Property Cash NOI	2.4%		2.8%

FFO per share, as defined by NAREIT	$1.51		$1.53

Normalized FFO per share	$1.63		$1.65
The changes to net income and NAREIT FFO reflect the debt extinguishment costs incurred in the third quarter. In addition, HTA now expects to complete $375 to $425 million of investments in 2019 at average yields between 5.5% and 6.0%.
Subsequent Events
In October 2019, under its ATM offering program, HTA entered into a forward sale arrangement in which it would issue approximately 6.0 million shares of common stock to receive anticipated net proceeds of approximately $172.7 million prior to October 2020, subject to adjustments as provided in the forward equity agreement. We anticipate using these net proceeds to fund purchases of additional MOBs and for general corporate purposes.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 23.7 million square feet of GLA, with $7.0 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the S&P 500 and US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2018 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Tuesday, October 29, 2019 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) to review its financial performance and operating results for the three and nine months ended September 30, 2019.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10135781
Available October 29, 2019 (one hour after the end of the conference call) to November 29, 2019 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Real estate investments:
Land	$513,946	$481,871
Building and improvements	6,003,172	5,787,152
Lease intangibles	606,946	599,864
Construction in progress	19,159	4,903
	7,143,223	6,873,790
Accumulated depreciation and amortization	(1,390,752)	(1,208,169)
Real estate investments, net	5,752,471	5,665,621
Investment in unconsolidated joint venture	66,348	67,172
Cash and cash equivalents	12,748	126,221
Restricted cash	5,068	7,309
Receivables and other assets, net	230,163	223,415
Right-of-use assets, net	244,024	—
Other intangibles, net	12,176	98,738
Total assets	$6,322,998	$6,188,476
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,665,691	$2,541,232
Accounts payable and accrued liabilities	157,939	185,073
Derivative financial instruments - interest rate swaps	1,152	—
Security deposits, prepaid rent and other liabilities	43,036	59,567
Lease liabilities	200,945	—
Intangible liabilities, net	39,766	61,146
Total liabilities	3,108,529	2,847,018
Commitments and contingencies
Redeemable noncontrolling interests	—	6,544
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 207,186,452 and 205,267,349 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	2,072	2,053
Additional paid-in capital	4,581,176	4,525,969
Accumulated other comprehensive income	1,798	307
Cumulative dividends in excess of earnings	(1,443,360)	(1,272,305)
Total stockholders’ equity	3,141,686	3,256,024
Noncontrolling interests	72,783	78,890
Total equity	3,214,469	3,334,914
Total liabilities and equity	$6,322,998	$6,188,476

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Rental income	$174,844	$175,038	$515,328	$523,826
Interest and other operating income	160	97	399	302
Total revenues	175,004	175,135	515,727	524,128
Expenses:
Rental	53,807	55,789	158,213	165,364
General and administrative	9,788	8,770	31,157	26,281
Transaction	522	346	858	933
Depreciation and amortization	73,820	70,568	211,730	210,064
Interest expense	24,625	24,834	72,601	77,392
Impairment	—	4,281	—	8,887
Total expenses	162,562	164,588	474,559	488,921
Gain (loss) on sale of real estate, net	—	166,372	(37)	166,372
Loss on extinguishment of debt, net	(21,646)	(1,092)	(21,646)	(1,092)
Income from unconsolidated joint venture	422	432	1,456	1,405
Other income	205	89	781	129
Net (loss) income	$(8,577)	$176,348	$21,722	$202,021
Net loss (income) attributable to noncontrolling interests	114	(3,362)	(486)	(3,887)
Net (loss) income attributable to common stockholders	$(8,463)	$172,986	$21,236	$198,134
Earnings per common share - basic:
Net (loss) income attributable to common stockholders	$(0.04)	$0.83	$0.10	$0.96
Earnings per common share - diluted:
Net (loss) income attributable to common stockholders	$(0.04)	$0.82	$0.10	$0.94
Weighted average common shares outstanding:
Basic	205,277	207,513	205,156	205,950
Diluted	205,277	211,444	209,026	209,968
Dividends declared per common share	$0.315	$0.310	$0.935	$0.920

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$21,722	$202,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	203,392	203,550
Share-based compensation expense	7,828	7,830
Impairment	—	8,887
Income from unconsolidated joint venture	(1,456)	(1,405)
Distributions from unconsolidated joint venture	2,225	1,680
Loss (gain) on sale of real estate, net	37	(166,372)
Loss on extinguishment of debt, net	21,646	1,092
Changes in operating assets and liabilities:
Receivables and other assets, net	(2,148)	(7,820)
Accounts payable and accrued liabilities	(19,783)	(5,932)
Prepaid rent and other liabilities	4,919	(2,780)
Net cash provided by operating activities	238,382	240,751
Cash flows from investing activities:
Investments in real estate	(223,168)	(17,389)
Development of real estate	(14,253)	(29,593)
Proceeds from the sale of real estate	1,193	302,440
Capital expenditures	(59,533)	(61,136)
Collection of real estate notes receivable	551	524
Net cash (used in) provided by investing activities	(295,210)	194,846
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	365,000	145,000
Payments on unsecured revolving credit facility	(350,000)	(145,000)
Proceeds from unsecured senior notes	906,927	—
Payments on unsecured senior notes	(700,000)	—
Payments on secured mortgage loans	(96,765)	(173,212)
Deferred financing costs	(6,954)	(782)
Debt extinguishment costs	(18,383)	(1,909)
Security deposits	—	499
Proceeds from issuance of common stock	51,804	72,814
Issuance of operating partnership units	—	411
Repurchase and cancellation of common stock	(12,159)	(19,431)
Dividends paid	(190,853)	(188,414)
Distributions paid to noncontrolling interest of limited partners	(7,503)	(3,976)
Net cash used in financing activities	(58,886)	(314,000)
Net change in cash, cash equivalents and restricted cash	(115,714)	121,597
Cash, cash equivalents and restricted cash - beginning of period	133,530	118,560
Cash, cash equivalents and restricted cash - end of period	$17,816	$240,157

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income	$(8,577)	$176,348	$21,722	$202,021
General and administrative expenses	9,788	8,770	31,157	26,281
Transaction expenses	522	346	858	933
Depreciation and amortization expense	73,820	70,568	211,730	210,064
Impairment	—	4,281	—	8,887
Interest expense	24,625	24,834	72,601	77,392
(Gain) loss on sale of real estate, net	—	(166,372)	37	(166,372)
Loss on extinguishment of debt, net	21,646	1,092	21,646	1,092
Income from unconsolidated joint venture	(422)	(432)	(1,456)	(1,405)
Other income	(205)	(89)	(781)	(129)
NOI	$121,197	$119,346	$357,514	$358,764
NOI percentage growth	1.6%		(0.3)%

NOI	$121,197	$119,346	$357,514	$358,764
Straight-line rent adjustments, net	(2,539)	(2,746)	(8,261)	(8,289)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(1,017)	(66)	(1,140)	74
Notes receivable interest income	(23)	(32)	(75)	(102)
Cash NOI	$117,618	$116,502	$348,038	$350,447
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(2,449)	(2,918)	(5,154)	(13,384)
Redevelopment Cash NOI	(527)	(1,671)	(2,479)	(5,176)
Intended for sale Cash NOI	(1,436)	(1,458)	(4,342)	(4,799)
Same-Property Cash NOI (1)	$113,206	$110,455	$336,063	$327,088
Same-Property Cash NOI percentage growth	2.5%		2.7%

(1) Same-Property includes 407 and 405 buildings for the three and nine months ended September 30, 2019 and 2018, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; and (iii) notes receivable interest income. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income attributable to common stockholders	$(8,463)	$172,986	$21,236	$198,134
Depreciation and amortization expense related to investments in real estate	73,042	70,004	209,814	208,445
(Gain) loss on sale of real estate, net	—	(166,372)	37	(166,372)
Impairment	—	4,281	—	8,887
Proportionate share of joint venture depreciation and amortization	468	463	1,390	1,277
FFO attributable to common stockholders	$65,047	$81,362	$232,477	$250,371
Transaction expenses	522	346	858	789
Loss on extinguishment of debt, net	21,646	1,092	21,646	1,092
Noncontrolling income from OP units included in diluted shares	(114)	3,344	420	3,822
Other normalizing items, net	—	—	—	144
Normalized FFO attributable to common stockholders	$87,101	$86,144	$255,401	$256,218
Non-cash compensation expense	2,337	2,127	7,828	7,830
Straight-line rent adjustments, net	(2,539)	(2,746)	(8,261)	(8,289)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	(612)	499	45	1,809
Deferred revenue - tenant improvement related and other income	(1)	(90)	(4)	(199)
Amortization of deferred financing costs and debt discount/premium, net	1,469	1,277	4,281	3,857
Recurring capital expenditures, tenant improvements and leasing commissions	(16,876)	(18,397)	(42,140)	(44,258)
Normalized FAD attributable to common stockholders	$70,879	$68,814	$217,150	$216,968

Net (loss) income attributable to common stockholders per diluted share	$(0.04)	$0.82	$0.10	$0.94
FFO adjustments per diluted share, net	0.35	(0.44)	1.01	0.25
FFO attributable to common stockholders per diluted share	$0.31	$0.38	$1.11	$1.19
Normalized FFO adjustments per diluted share, net	0.11	0.03	0.11	0.03
Normalized FFO attributable to common stockholders per diluted share	$0.42	$0.41	$1.22	$1.22

Weighted average diluted common shares outstanding	209,072	211,444	209,026	209,968
HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares; and (iv) other normalizing items, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.

HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

	Three Months Ended
	September 30, 2019
Net income	$(8,577)
Interest expense	24,625
Depreciation and amortization expense	73,820
Proportionate share of joint venture depreciation and amortization	468
EBITDAre	$90,336
Transaction expenses	522
Loss on extinguishment of debt, net	21,646
Non-cash compensation expense	2,337
Pro forma impact of acquisitions	950
Adjusted EBITDAre	$115,791

Adjusted EBITDAre, annualized	$463,164

As of September 30, 2019:
Debt	$2,665,691
Less: cash and cash equivalents	12,748
Net Debt	$2,652,943

Net Debt to Adjusted EBITDAre	5.7	x
As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) and the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing items. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.